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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                   The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
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Name:         Commonfund Institutional Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

              450 Post Road East
              Westport, CT 06881

Telephone Number (including area code):

              (203) 341-2000

Name and address of agent for service of process:

John Auchincloss
450 Post Road East
Westport, CT 06881


Copies to:
John H. Grady, Jr., Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103

Arthur Gardiner, Esq.
8 Sargent Street
Hanover, NH 03755

Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes X No__
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              Pursuant to the requirements of the Investment Company Act of
              1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of London, and country of England on the 11 day of August, 1999.

                                             COMMONFUND INSTITUTIONAL FUNDS


Attest:  /s/ John W. Auchincloss             By:  /s/ Robert L. Bovinette
        ---------------------------               -----------------------------
                                                  Title: Director